================================================================================

       As filed with the Securities and Exchange Commission on January 7, 2000 -
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            MACATAWA BANK CORPORATION
             (Exact name of registrant as specified in its charter)

             Michigan                                    38-3391345
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                   51 E. Main Street, Zeeland, Michigan 49464
               (Address of Principal Executive Offices) (Zip Code)

             Macatawa Bank Corporation Employee Stock Purchase Plan
                            (Full Title of the Plan)

 Benj. A. Smith, III, 51 E. Main Street, Zeeland, Michigan 49464, (616) 748-9491 (Name, address and telephone number, including area code of agent for service)



                          Copies of Communications to:
                                Donald L. Johnson
                    Varnum, Riddering, Schmidt & Howlett LLP
                      333 Bridge Street, N.W., P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                                                CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                              Proposed              Proposed
           Title of                                            Maximum               Maximum
       Securities to be              Amount to be          Offering Price           Aggregate             Amount of
          Registered                  Registered            Per Share(2)         Offering Price       Registration Fee
------------------------------------------------------------------------------------------------------------------------
         Common Stock              25,000 Shares(1)            $14.79              $369,750.00             $97.62
========================================================================================================================

(1) Represents the number of shares of Common Stock authorized for issuance under the Macatawa Bank Corporation Employee Stock Purchase Plan (the "Plan"). This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.
(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $14.79 per share, the average of the high and low sales prices for the Common Stock of Macatawa Bank Corporation as reported in the NASDAQ Small Cap Market on January 3, 2000, in accordance with Rule 457(h).

                         ------------------------------

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
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
                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Macatawa Bank Corporation (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

          (a) The Company's annual report on Form 10-KSB for the year ended December 31, 1998 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year ended December 31, 1998, covered by the document referred to in (a) above, including, without limitation, the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1999; June 30, 1999; and September 30, 1999.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     A description of the Company's common stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4.  Description of Securities

     The common stock of the Company is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

     Members of Varnum, Riddering, Schmidt & HowlettLLP own, in the aggregate, approximately 25,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

     Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred by him or her in connection therewith.

     The Company's Articles of Incorporation contain provisions entitling directors and executive officers of the Company to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Reference is made to the Exhibit Index which appears on page S-6.

Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and
          (a) (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
          Section 15 (d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on the 3rd day of January, 2000.

                                          MACATAWA BANK CORPORATION


                                          By /s/ Benj. A. Smith III
                                                Benj. A. Smith III, Chairman and
                                                Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benj. A. Smith III and Philip J. Koning, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on January 3, 2000, by the following persons in the capacities indicated.


       Signatures                            Title


 /s/ Benj. A. Smith III             Chief Executive Officer and a Director
      Benj. A. Smith III            (principal executive officer)


 /s/ Philip J. Koning               Treasurer, Secretary and a Director
        Philip J. Koning            (principal financial and accounting officer)


_______________________________     Director
        James L. Batts


 /s/ G. Thomas Boylan               Director
        G. Thomas Boylan


 /s/ Jessie F. Dalman               Director
        Jessie F. Dalman


 /s/ Robert E. DenHerder            Director
        Robert E. DenHerder

       Signatures                            Title

 /s/ Wayne J. Elhart                Director
        Wayne J. Elhart



 /s/ Brian J. Hansen                Director
        Brian J. Hansen



 /s/ James L. Jurries               Director
        James L. Jurries



_______________________________     Director
        John F. Koetje

                                  EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:


Exhibit 4       Macatawa Bank Corporation Employee Stock Purchase Plan

Exhibit 5       Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 23(a)   Consent of Crowe, Chizek and Company LLP

Exhibit 23(b)   Consent of Varnum, Riddering, Schmidt & Howlett LLP -included in
                Exhibit 5

Exhibit 24      Power of Attorney - included on page S-4 hereof

                                                                       EXHIBIT 4

                            MACATAWA BANK CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


The purpose of this Employee Stock Purchase Plan (the "Plan") is to provide a convenient and economical method for employees of Macatawa Bank Corporation and its subsidiaries to accumulate common stock of Macatawa Bank Corporation.

Administration

Macatawa Bank's Human Resource Department will administer the Plan. All questions regarding interpretation or exceptions will be reviewed and approved by Human Resources. The Human Resources Department will administer enrollments, change of contributions, eligibility issues, terminations and distribution requests. At the recommendation of Human Resources and with the concurrence of the Executive Team, the Plan may be amended at any time. The Plan has a perpetual duration but may be terminated at any time upon recommendation of Human Resources and with the concurrence of the Executive Team. The total number of shares of Macatawa Bank Corporation common stock that may be purchased under the Plan is 25,000 shares, subject to appropriate adjustment for any stock dividend, stock split or other transaction.

Participation

All employees of Macatawa Bank Corporation and its subsidiaries, full or part-time, are eligible to participate in the Plan. This Plan is designed to allow employees to elect to periodically purchase shares of the common stock of Macatawa Bank Corporation.

Enrollment

Employees may enroll following their orientation period. The initial date enrollment date will be January 1, 2000. Thereafter, employees may enroll, change contribution amounts, or withdraw from the plan on January 1 and July 1 of each year. A completed enrollment/change form or distribution form must be submitted to Human Resources prior to the effective dates of any enrollment, change or withdrawal. Human Resources will provide forms to facilitate changes prior to January 1 and July 1 of each year.

Termination of Participation

A participant may elect at any time to terminate his or her participation in the Plan by giving written notice to the Human Resource Department. The participant may request to receive cash or shares at the time of distribution. Share certificates will be issued for whole shares only, with fractional shares issued in cash. All requests to distribute a participant's accounts must be processed by the Human Resources Department.

Termination requests will be processed on or near the last business day of the calendar quarter.

Purchases

The Macatawa Bank Trust Department will handle all purchases of common stock. These purchases will be made on or about the last business day of the calendar quarter at the market price on the date of purchase. Purchases may be made directly from the Company or in the open market at the discretion of the Macatawa Bank Trust Department. For shares purchased on the open market, the purchase price will be the average of the actual purchase prices paid for such shares, including any brokerage commissions or transaction fees. For shares purchased directly from the Company, the purchase price will be the closing market price on the date of purchase.

Macatawa will not pay or accrue interest on cash or share balances in any participant's account.

Stock certificates for any whole shares in a participant's account will be issued to participants only upon a written request from the participant. Until share certificates are issued to a participant, no person shall have the right to sell, transfer or otherwise encumber shares held under the Plan.

Dividends and Other Distributions

All cash dividends, if any, will be reinvested in Macatawa Bank Corporation common stock at the normal purchase time at the market price on the date of purchase. Any share distributions or share splits will be appropriately allocated to each participant's account.

Reporting

All records of purchases, dates of purchase, prices, number of shares held, etc., will be maintained by the Macatawa Bank Trust Department. Participants will receive reports at least annually. Any requests for additional information should be directed to the Macatawa Bank Human Resources Department.

Voting Shares

The Macatawa Bank Trust Department will vote all shares held under this Plan on behalf of all participants in the Plan.


::ODMA\PCDOCS\GRR\383141\1

                                 January 7, 2000



Macatawa Bank Corporation
51 E. Main Street
Zeeland, Michigan 49464

         Re: Registration Statement on Form S-8 Relating to the Macatawa Bank Corporation Employee Stock Purchase Plan

Ladies and Gentlemen:

     With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Macatawa Bank Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 25,000 shares of the Company's common stock for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 25,000 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                   Sincerely,

                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP


                  /s/ Varnum, Riddering, Schmidt & Howlett LLP






                                    EXHIBIT 5

                                  EXHIBIT 23(a)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to incorporation by reference in this registration statement of our report dated February 17, 1999 included in Macatawa Bank Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998, and to all references to our firm included in this registration statement.


                                          /s/ Crowe, Chizek and Company LLP

                                          Crowe, Chizek and Company LLP





Grand Rapids, Michigan
January 5, 2000




::ODMA\PCDOCS\GRR\360568\1